Exhibit 10.19

Threshold

Pharmaceuticals

October 25, 2004

Alan Colowick, M.D.

10 Bellerivehohe

6006 Luzern, Switzerland

Re:	Employment Terms

Dear Alan,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) has offered you the position of Chief Medical Officer (CMO) beginning on January 15, 2005 on the following terms:

You will report to Barry Selick, Chief Executive Officer (CEO) and work at our facility located at 1300 Seaport Blvd, Redwood City, CA 94063. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

Your compensation will be $25,000 per month, less payroll deductions and all required withholdings. You will be paid semi-monthly and will be eligible for standard Company benefits as outlined on the attached Employee Benefits Program summary. The Company may modify compensation and benefits from time to time as it deems necessary. In addition, the Company will provide you with a two part sign-on bonus totaling $300,000, less all required withholdings. This first installment of your sign-on bonus, in the amount of $200,000 less all required withholding, will be paid to you on your start date and is subject to repayment in full if you voluntarily leave the Company before your one year anniversary date. The second and final installment of your sign-on bonus, in the amount of $100,000 less all required withholdings will be paid to you on your one year anniversary date and is subject to repayment in full if you voluntarily leave the Company before your two year anniversary date. To assist you in your relocation transition, the Company will provide you with two (2) weekend house hunting trips for you and your spouse, corporate housing for up to three (3) months and will pay for the relocation of your bulk goods. Additionally, the Company will provide you with $7,000 less all required withholdings, to assist you in fulfilling your vehicle lease terms. This $7,000 is subject to repayment in full if you leave the Company voluntarily before your one year anniversary date.

Subject to the approval of the Company’s Board of Directors, you will be awarded a stock option grant to purchase 250,000 shares of the Company’s Common Stock subject to a four year vesting schedule as follows: (a) the first 25% of this grant shall vest at the one year anniversary of your starting date with the Company and (b) thereafter an additional 1/48th of the grant shall vest on each subsequent monthly anniversary of your starting date. The exercise price of your stock option will be equal to the fair market value of the Company’s Common Stock on the date your option is approved by the Board of Directors.

As a Company employee, you will be expected to abide by Company rules and regulations, sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and, once it is available, acknowledge in writing that you have read the Company’s Employee Handbook.

Alan Colowick, M.D.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. A “List of Acceptable Documents” for employment eligibility verification is attached for your information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in writing signed by you and a duly authorized officer of the Company.

Please indicate your acceptance of our offer by signing below and returning the original copy of this letter of employment from Threshold Pharmaceuticals under the terms described above. Should you have any questions, please contact me at 650-553-8911.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Harold E. Selick, Ph.D.
Harold E. Selick, Ph.D.
CEO

Accepted:

/s/ Alan Colowick, M.D.	Dec-22-04
Alan Colowick, M.D.	Date

Enclosures:	Proprietary Information and Inventions Agreement
Employee Benefits Summary
I-9 List of Acceptable Documents